Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of CM Seven Star Acquisition Corporation (“the Company”) on Form S-1 of our report dated August 11, 2017, with respect to our audit of the Company’s financial statements as of July 17, 2017 and for the period from November 28, 2016 through July 17, 2017, which appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/S/ UHY LLP

New York, New York

September 18, 2017